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                                                                    Exhibit 12.2


                  CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.

                       RATIO OF EARNINGS TO FIXED CHARGES
                               TWELVE MONTHS ENDED
                             (Thousands of Dollars)

                                                          SEPTEMBER        DECEMBER
                                                             2001            2000
                                                          ----------      ----------
EARNINGS
  Net Income                                              $  611,719      $  583,715
  Income Tax                                                 391,641         289,926
                                                          ----------      ----------

      Total Earnings Before Income Tax                     1,003,360         873,641

FIXED CHARGES*                                               406,236         392,347
                                                          ----------      ----------
      Total Earnings Before Income Tax
        and Fixed Charges                                 $1,409,596      $1,265,988
                                                          ==========      ==========


  * Fixed Charges

  Interest on Long-Term Debt                              $  345,699      $  318,842
  Amortization of Debt Discount, Premium and Expense          12,382          12,584
  Interest on Component of Rentals                            17,554          17,697
  Other Interest                                              30,601          43,224
                                                          ----------      ----------

      Total Fixed Charges                                 $  406,236      $  392,347
                                                          ==========      ==========


  Ratio of Earnings to Fixed Charges                            3.47            3.23